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                                                                    EXHIBIT 23.1





INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Amendment No. 1 to the Registration Statement of Giant Industries, Inc. on Form S-4 of our report dated March 3, 1997 on the financial statement schedule listed in Item 14 included in the Annual Report on Form 10-K of Giant Industries, Inc. for the year ended December 31, 1996, and to the use of our report dated March 3, 1997, except for Note 17 as to which the date is June 3, 1997, appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the headings "Summary Historical and Pro Forma Financial Data", "Selected Financial Data" and "Experts" in such Prospectus.


/s/ Deloitte & Touche LLP
--------------------------
DELOITTE & TOUCHE LLP
Phoenix, Arizona

November 5, 1997